                                                                       EX-99.d.3

                        Form of Expense Limitation Letter

                           Delaware Management Company
                               2005 Market Street
                             Philadelphia, PA 19103

September [  ], 2008

Delaware Group Foundation Funds
2005 Market Street
Philadelphia, PA 19103

    Re:   Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the  "Agreement"),  intending to be legally  bound  hereby,  Delaware  Management  Company,  a series of Delaware
Management  Business Trust (the "Manager"),  agrees that in order to improve the performance of Delaware Group Foundation  Funds (the "Fund"),  the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses
(excluding any 12b-1 plan expenses,  taxes,  interest,  inverse  floater program expenses,  brokerage fees,  certain insurance costs and non-routine  expenses or costs,  including,  but not  limited  to,  those  relating  to  reorganizations, litigation,  conducting  shareholder meetings,  and liquidations  (collectively,
"non-routine expenses")) in an aggregate amount equal to the amount by which the
Fund's total  operating  expenses  (excluding  any 12b-1 plan  expenses,  taxes, interest,  inverse floater program expenses,  brokerage fees,  certain insurance costs and  non-routine  expenses)  exceed 0.90% of the Fund's  average daily net assets for a one-year  period from  September [ ], 2008  through  September [ ],
2009. For purposes of this Agreement, non-routine expenses may also include such additional  costs and  expenses  as may be agreed  upon from time to time by the
Fund's Board and the Manager.  Inverse floater program expenses include, but are not  limited  to,  interest  expense,  remarketing  fees,  liquidity  fees,  and trustees' fees from the Fund's  participation  in inverse floater programs where it has transferred its own bonds to a trust that issues the inverse floaters.

     The Manager  acknowledges  that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect  on, or make a claim for,  reimbursed  Fund  expenses at any time in the future.

                                  Delaware Management Company, a series of
                                  Delaware Management Business Trust

                                  By: _____________________________

                                  Name:    Philip N. Russo
                                  Title:   Executive Vice President
                                  Date:    September [   ], 2008

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Foundation Funds

By:____________________________

Name:  Patrick P. Coyne
Title: President & Chief Executive Officer
Date:  September [  ], 2008